Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-4
(Form Type)

Huntington Bancshares Incorporated
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(f)(1) 457(c)	481,784,346(1)	N/A	$ 7,233,578,308.72(4)	0.0001381	$ 998,957.16
	Equity	5.50% Non-Cumulative Perpetual Preferred Stock Series [L], par value $0.01 per share	Other	6,900(2)	N/A	$ 150,627,000.00(5)	0.0001381	$ 20,801.59
	Equity	Depositary Shares each representing a 1/1000th interest in a share of Huntington Series [L] preferred stock	Other	6,900,000(3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$ 7,384,205,308.72		$ 1,019,758.75
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$ 1,019,758.75

(1)
The number of shares of common stock, par value $0.01, of Huntington Bancshares Incorporated (“Huntington” and, such shares, the “Huntington Common Stock”) being registered is based upon (i) an estimate of the maximum number of shares of common stock, par value $2.50 per share, of Cadence Bank (“Cadence” and, such shares, the “Cadence Common Stock”) outstanding as of October 23, 2025, or issuable or expected to be exchanged in connection with the merger of Cadence with and into The Huntington National Bank, a wholly owned subsidiary of Huntington (“Huntington National Bank”), with Huntington National Bank as the surviving bank (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 26, 2025, by and among Huntington, Huntington National Bank, and Cadence (the “Merger Agreement”), which collectively is equal to 194,660,342, multiplied by (ii) the exchange ratio of 2.475 shares of Huntington Common Stock for each share of Cadence Common Stock.

(2)
The number of shares of 5.50% Non-Cumulative Perpetual Preferred Stock Series [L], par value $0.01 per share, of Huntington (“Huntington Preferred Stock”) being registered is based on the number of shares of Cadence 5.50% non-cumulative perpetual preferred stock series A (“Cadence Preferred Stock”) outstanding as of October 23, 2025, and the exchange of each such share for a share of Huntington Preferred Stock pursuant to the Merger Agreement.

(3)
The number of depositary shares each representing 1/1000th of an interest in a share of Huntington Preferred Stock (the “Depositary Shares”) being registered is based on the number of underlying shares of Huntington Preferred Stock being issued pursuant to the Merger Agreement. No separate registration fee will be payable in respect of such Depositary Shares.

(4)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The maximum aggregate offering price is (i) the average of the high and low prices of Cadence Common Stock as reported on the New York Stock Exchange (the “NYSE”) on November 4, 2025 ($37.16 per share) multiplied by (ii) the estimated maximum number of shares of Cadence Common Stock to be converted in the merger (194,660,342 shares).

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The aggregate offering price is (i) the average of the high and low prices of shares of the Cadence Preferred Stock as reported on the NYSE on November 4, 2025 ($21.83 per share) multiplied by (ii) the estimated maximum number of shares of Cadence Preferred Stock to be converted in the merger (6,900,000).

Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
194,660,342	$ 37.16	$ 7,233,578,308.72			$ 7,233,578,308.72
6,900,000	$ 21.83	$ 150,627,000.00			$ 150,627,000.00